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Laura Rossi
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(305) 460-8728

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Alexis Dominguez
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AMERANT REPORTS SECOND QUARTER 2024 RESULTS
Board of Directors Declares Quarterly Cash Dividend of $0.09 per Common Share

CORAL GABLES, FLORIDA, July 24, 2024. Amerant Bancorp Inc. (NYSE: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $5.0 million in the second quarter of 2024, or $0.15 per diluted share, compared to $10.6 million, or $0.31 per diluted share, in the first quarter of 2024.
“The Company had strong loan growth in the second quarter, as well as significantly higher pre-provision net revenue, excluding the impact of previously disclosed deal charges from the sale of our Houston franchise” stated Jerry Plush, Chairman and CEO. “However, the provision for credit losses was higher than the first quarter, primarily related to a legacy commercial credit that, while paying as agreed, was downgraded based on the receipt of updated financial information. We are actively working toward reaching a positive resolution on this credit, as we remain focused on executing on our strategic plan.”

•Total assets were $9.7 billion, a decrease of $70.0 million, or 0.7%, compared to $9.8 billion in 1Q24.

•Cash and cash equivalents were $310.3 million, down $349.4 million, or 53.0%, compared to $659.7 million in 1Q24.

•Total gross loans were $7.32 billion, an increase of $316.5 million, or 4.5%, compared to $7.01 billion in 1Q24, driven by organic production during the quarter.

•Average yield on loans increased to 7.08%, compared to 7.05% in 1Q24.

•Total deposits were $7.82 billion, down $62.2 million, or 0.8%, compared to $7.88 billion in 1Q24, as continued organic growth was offset by a reduction in higher-cost municipal and commercial deposits.

•Core deposits were $5.51 billion, down $127.8 million, or 2.3%, compared to $5.63 billion in 1Q24, driven by the previously referenced reduction in higher-cost municipal and commercial deposits.

•Average cost of total deposits slightly decreased to 2.98%, compared to 3.00% in 1Q24.

•Loan to deposit ratio was 93.69%, compared to 88.93% in 1Q24.

•Total advances from Federal Home Loan Bank (“FHLB”) were $765.0 million, up $50.0 million, or 7.0%, compared to $715.0 million in 1Q24. The Bank had $2.1 billion in availability remaining from the FHLB as of June 30, 2024.

•Total non-performing assets were $121.1 million, up $70.6 million, or 139.9%, compared to $50.5 million as of 1Q24. The increase was primarily driven by three credits previously classified as special mention and two newly downgraded loans to substandard based on receipt of updated financial information from borrowers in the second quarter.

•The allowance for credit losses ("ACL") was $94.4 million, a decrease of $1.7 million, or 1.7%, compared to $96.1 million as of 1Q24.

•Assets Under Management and custody (“AUM”) totaled $2.45 billion, up $94.2 million, or 4.0%, from $2.36 billion in 1Q24.

•Pre-provision net revenue (“PPNR”)(1) was $25.5 million, compared to $25.9 million in 1Q24. PPNR, excluding non-routine items in connection with the sale of the Company’s Houston franchise which were disclosed on a Form 8-K on July 1, 2024 (the “Houston Transaction”), was $31.0 million, compared to PPNR of $26.1 million in 1Q24, excluding non-routine items of non-interest income and expense(2).

•Net Interest Margin (“NIM”), was 3.56%, up compared to 3.51% in 1Q24

•Net Interest Income (“NII”) was $79.4 million, up $1.4 million, or 1.8%, from $78.0 million in 1Q24.

•Provision for credit losses was $19.2 million, up $6.8 million, or 54.4%, compared to $12.4 million in 1Q24.

•Non-interest income was $19.4 million, up $4.9 million, or 34.0%, from $14.5 million in 1Q24.

•Non-interest expense was $73.3 million, up $6.7 million, or 10.1%, from $66.6 million in 1Q24. Non-interest expense, excluding non-routine items in connection with the Houston Transaction(2) were $67.7 million.

•The efficiency ratio was 74.2%, compared to 72.0% in 1Q24. The efficiency ratio excluding non-routine items in connection with the Houston Transaction was 68.6%(2).

•Return on average assets (“ROA”) was 0.21%, compared to 0.44% in 1Q24. ROA excluding non-routine items in connection with the Houston Transaction was 0.38%(2).

•Return on average equity (“ROE”) was 2.68%, compared to 5.69% in 1Q24. ROE excluding non-routine items in connection with the Houston Transaction was 5.03%(2).

•The Company’s Board of Directors declared a cash dividend of $0.09 per share of common stock on July 24, 2024. The dividend is payable on August 30, 2024, to shareholders of record on August 15, 2024.

Additional details on second quarter 2024 results can be found in the Exhibits and Glossary of Terms and Definitions to this earnings release, and the earnings presentation available under the Investor Relations section of the Company’s website at https://investor.amerantbank.com. See Glossary of Terms and Definitions for definitions of financial terms.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP measures.
2 Represents core PPNR, core noninterest expense, core efficiency ratio, core ROA or Core ROE, as applicable, which are Non-GAAP measures. See “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP measures.

Second Quarter 2024 Earnings Conference Call

The Company will hold an earnings conference call on Thursday, July 25, 2024 at 9:00 a.m. (Eastern Time) to discuss its second quarter 2024 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NYSE: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 25 banking centers – 18 in South Florida, 1 in Tampa, FL and 6 in the Houston, Texas area. For more information, visit investor.amerantbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. Examples of forward-looking statements include but are not limited to: our future operating or financial performance, including revenues, expenses, expense savings, income or loss and earnings or loss per share, and other financial items; statements regarding expectations, plans or objectives for future operations, products or services, and our expectations on loan recoveries or reaching positive resolutions on problem loans. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023 filed on March 7, 2024, in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed on May 3, 2024 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three and six month periods ended June 30, 2024 and 2023, and the three months ended March 31, 2024 and December 31, 2023, may not reflect our results of operations for our fiscal year ending, or financial condition, as of December 31, 2024, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expense”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, “tangible stockholders’ equity (book value) per common share”, “tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity”, and “tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2024, including the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the Houston Transaction, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, Bank owned life insurance restructure and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to GAAP reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our interim unaudited and annual audited consolidated financial statements.

(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Consolidated Balance Sheets			(audited)
Total assets	$9,747,738	$9,817,772	$9,716,327	$9,345,700	$9,519,526
Total investments	1,547,864	1,578,568	1,496,975	1,314,367	1,315,303
Total gross loans (1)(2)	7,322,911	7,006,383	7,264,912	7,142,596	7,216,958
Allowance for credit losses	94,400	96,050	95,504	98,773	105,956
Total deposits	7,816,011	7,878,243	7,894,863	7,546,912	7,579,571
Core deposits (1)	5,505,349	5,633,165	5,597,766	5,244,034	5,498,017
Advances from the Federal Home Loan Bank	765,000	715,000	645,000	595,000	770,000
Senior notes	59,685	59,605	59,526	59,447	59,368
Subordinated notes	29,539	29,497	29,454	29,412	29,369
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (3)(4)	734,342	738,085	736,068	719,787	720,956
Assets under management and custody (1)	2,451,854	2,357,621	2,289,135	2,092,200	2,147,465

	Three Months Ended
(in thousands, except percentages, share data and per share amounts)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Consolidated Results of Operations
Net interest income	$79,355	$77,968	$81,677	$78,577	$83,877
Provision for credit losses (5)	19,150	12,400	12,500	8,000	29,077
Noninterest income	19,420	14,488	19,613	21,921	26,619
Noninterest expense	73,302	66,594	109,702	64,420	72,500
Net income (loss) attributable to Amerant Bancorp Inc. (6)	4,963	10,568	(17,123)	22,119	7,308
Effective income tax rate	21.51%	21.50%	14.21%	22.57%	21.00%

Common Share Data
Stockholders' book value per common share	$21.88	$21.90	$21.90	$21.43	$21.37
Tangible stockholders' equity (book value) per common share (7)	$21.15	$21.16	$21.16	$20.63	$20.66
Tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity (7)	$20.54	$20.60	$20.68	$19.86	$20.11
Basic earnings (loss) per common share	$0.15	$0.32	$(0.51)	$0.66	$0.22
Diluted earnings (loss) per common share (8)	$0.15	$0.31	$(0.51)	$0.66	$0.22
Basic weighted average shares outstanding	33,581,604	33,538,069	33,432,871	33,489,560	33,564,770
Diluted weighted average shares outstanding (8)	33,780,666	33,821,562	33,432,871	33,696,620	33,717,702
Cash dividend declared per common share (3)	$0.09	$0.09	$0.09	$0.09	$0.09

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Other Financial and Operating Data (9)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (1)	3.56%	3.51%	3.72%	3.57%	3.83%
Net income (loss)/ Average total assets (ROA)(1)	0.21%	0.44%	(0.71)%	0.92%	0.31%
Net income (loss) / Average stockholders' equity (ROE) (1)	2.68%	5.69%	(9.22)%	11.93%	3.92%
Noninterest income / Total revenue (1)	19.66%	15.67%	19.36%	21.81%	24.09%

Capital Indicators (%)
Total capital ratio (1)	12.00%	12.49%	12.12%	12.70%	12.39%
Tier 1 capital ratio (1)	10.44%	10.87%	10.54%	11.08%	10.77%
Tier 1 leverage ratio (1)	8.74%	8.73%	8.84%	9.05%	8.91%
Common equity tier 1 capital ratio (CET1) (1)	9.70%	10.10%	9.79%	10.30%	10.00%
Tangible common equity ratio (1)	7.30%	7.28%	7.34%	7.44%	7.34%
Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity (1)	7.11%	7.10%	7.18%	7.18%	7.16%

Liquidity Ratios (%)
Loans to Deposits (1)	93.69%	88.93%	92.02%	94.64%	95.22%

Asset Quality Indicators (%)
Non-performing assets / Total assets (1)	1.24%	0.51%	0.56%	0.57%	0.71%
Non-performing loans / Total gross loans (1)	1.38%	0.43%	0.47%	0.46%	0.65%
Allowance for credit losses / Total non-performing loans	93.51%	317.01%	277.63%	297.55%	224.51%
Allowance for credit losses / Total loans held for investment	1.41%	1.38%	1.39%	1.40%	1.48%
Net charge-offs / Average total loans held for investment (1)(10)	1.13%	0.69%	0.85%	0.82%	0.42%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	3.03%	2.75%	4.57%	2.69%	3.06%
Salaries and employee benefits / Average total assets	1.40%	1.36%	1.38%	1.31%	1.45%
Other operating expenses/ Average total assets (1)	1.63%	1.39%	3.20%	1.38%	1.62%
Efficiency ratio (1)	74.21%	72.03%	108.30%	64.10%	65.61%
Full-Time-Equivalent Employees (FTEs) (11)	720	696	682	700	710

	Three Months Ended
(in thousands, except percentages and per share amounts)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Core Selected Consolidated Results of Operations and Other Data (7)

Pre-provision net revenue (loss) (PPNR)	$25,473	$25,862	$(7,595)	$36,456	$38,258
Core pre-provision net revenue (Core PPNR)	$31,007	$26,068	$29,811	$35,880	$39,196
Core net income	$9,307	$10,730	$15,272	$21,664	$8,048
Core basic earnings per common share	0.28	0.32	0.46	0.65	0.24
Core earnings per diluted common share (8)	0.28	0.32	0.46	0.64	0.24
Core net income / Average total assets (Core ROA) (1)	0.38%	0.44%	0.64%	0.91%	0.34%
Core net income / Average stockholders' equity (Core ROE) (1)	5.03%	5.78%	8.23%	11.69%	4.32%
Core efficiency ratio (12)	68.60%	71.87%	69.67%	62.08%	60.29%

__________________
(1)     See Glossary of Terms and Definitions for definitions of financial terms.
(2) As of June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023, mortgage loans held for sale carried at fair value totaled $60.1 million, $48.9 million, $26.2 million, $26.0 million and $49.9 million, respectively. In addition, June 30, 2024, December 31, 2023 and September 30, 2023, includes $551.8 million $365.2 million and $43.3 million, respectively, in loans held for sale carried at the lower of estimated cost or fair value.
(3) In the fourth quarter of 2022, the Company announced that the Board of Directors authorized a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $25 million of its shares of Class A common stock (the “2023 Class A Common Stock Repurchase Program”). In the second quarter of 2024 the Company repurchased an aggregate of 200,652 shares of Class A common stock at a weighted average price of $22.17 per share under the 2023 Class A Common Stock Repurchase Program. The aggregate purchase price for this transactions was approximately $4.4 million which includes transaction costs. For all other periods, see March 31, 2024 Form 10-Q and 2023 Form 10-K.
(4) For the second and first quarters of 2024 as well as each of the fourth, third and second quarters of 2023, the Company’s Board of Directors declared cash dividends of $0.09 per share of the Company’s common stock and paid an aggregate amount of $3.0 million per quarter in connection with these dividends. The dividend declared in the second quarter of 2024 was paid on May 30, 2024 to shareholders of record at the close of business on May 15, 2024. See March 31, 2024 Form 10-Q and 2023 Form 10-K for more information on dividend payments during the previous quarters.
(5) In the second and first quarter of 2024 and in the fourth and third quarter of 2023, includes, $17.7 million, $12.4 million, $12.0 million and $7.4 million of provision for credit losses on loans. Provision for unfunded commitments (contingencies) in the second quarter of 2024 and in the fourth and third quarter of 2023, were $1.5 million, $0.5 million and $0.6 million, respectively, while there was none in the first quarter of 2024. For all other periods shown, includes provision for credit losses on loans. There was no provision for credit losses on unfunded commitments in the second quarter of 2023.
(6)    In the three months ended December 31, 2023, September 30, 2023 and June 30, 2023, net income excludes losses of $0.8 million, $0.4 million and $0.3 million, respectively, attributable to a minority interest in Amerant Mortgage LLC. In the fourth quarter of 2023, the Company increased its ownership interest in Amerant Mortgage to 100% from 80% at September 30, 2023. This transaction had no material impact to the Company’s results of operations in the three months ended December 31, 2023. In connection with the change in ownership interest, which brought the minority interest share to zero, the Company derecognized the equity attributable to noncontrolling interest of $3.8 million at December 31, 2023, with a corresponding reduction to additional paid-in capital.
(7) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(8) See 2023 Form 10-K for more information on potential dilutive instruments and its impact on diluted earnings per share computation.
(9) Operating data for the periods presented have been annualized.
(10) See 2023 Form 10-K for more details on charge-offs for all previous periods.
(11) As of June 30, 2024, March 31, 2034, December 31, 2023, September 30, 2023 and June 30, 2023, includes 83, 65, 67, 98, and 93 FTEs for Amerant Mortgage LLC, respectively.
(12) Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other non-routine items, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the Houston Transaction, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, Bank owned life insurance restructure and other non-routine actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,
(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net income (loss) attributable to Amerant Bancorp Inc.	$4,963	$10,568	$(17,123)	$22,119	$7,308
Plus: provision for credit losses (1)	19,150	12,400	12,500	8,000	29,077
Plus: provision for income tax (benefit) expense	1,360	2,894	(2,972)	6,337	1,873
Pre-provision net revenue (loss) (PPNR)	25,473	25,862	(7,595)	36,456	38,258
Plus: non-routine noninterest expense items	5,562	—	43,094	6,303	13,383
Less: non-routine noninterest income items	(28)	206	(5,688)	(6,879)	(12,445)
Core pre-provision net revenue (Core PPNR)	$31,007	$26,068	$29,811	$35,880	$39,196

Total noninterest income	$19,420	$14,488	$19,613	$21,921	$26,619
Less: Non-routine noninterest income items:
Derivatives (losses) gains, net	(44)	(152)	(151)	(77)	242
Securities (losses) gains, net	(117)	(54)	33	(54)	(1,237)
Bank owned life insurance charge (2)	—	—	(655)	—	—
Gains on early extinguishment of FHLB advances, net	189	—	6,461	7,010	13,440
Total non-routine noninterest income items	$28	$(206)	$5,688	$6,879	$12,445
Core noninterest income	$19,392	$14,694	$13,925	$15,042	$14,174

Total noninterest expense	$73,302	$66,594	$109,702	$64,420	$72,500
Less: non-routine noninterest expense items
Restructuring costs (3):
Staff reduction costs (4)	—	—	1,120	489	2,184
Contract termination costs (5)	—	—	—	—	1,550
Consulting and other professional fees and software expenses(6)	—	—	1,629	—	2,060
Disposition of fixed assets (7)	—	—	—	—	1,419
Branch closure expenses and related charges (8)	—	—	—	252	1,558
Total restructuring costs	$—	$—	$2,749	$741	$8,771
Other non-routine noninterest expense items:
Losses on loans held for sale carried at the lower cost or fair value (9)(11)	1,258	—	37,495	5,562	—
Loss on sale of repossessed assets and other real estate owned valuation expense (10)	—	—	—	—	2,649
Goodwill and intangible assets impairment (11)	300	—	1,713	—	—
Fixed assets impairment (11)(12)	3,443	—	—	—	—
Legal and broker fees (11)	561	—	—	—	—
Bank owned life insurance enhancement costs (2)	—	—	1,137	—	—
Impairment charge on investment carried at cost	—	—	—	—	1,963
Total non-routine noninterest expense items	$5,562	$—	$43,094	$6,303	$13,383
Core noninterest expense	$67,740	$66,594	$66,608	$58,117	$59,117

	Three Months Ended,
(in thousands, except percentages and per share amounts)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net income (loss) attributable to Amerant Bancorp Inc.	$4,963	$10,568	$(17,123)	$22,119	$7,308
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	5,562	—	43,094	6,303	13,383
Income tax effect (13)	(1,196)	—	(8,887)	(1,486)	(2,811)
Total after-tax non-routine items in noninterest expense	4,366	—	34,207	4,817	10,572
Less after-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	(28)	206	(5,688)	(6,879)	(12,445)
Income tax effect (13)	6	(44)	1,032	1,607	2,613
Total after-tax non-routine items in noninterest income	(22)	162	(4,656)	(5,272)	(9,832)
BOLI enhancement tax impact (2)	—	—	2,844	—	—
Core net income	$9,307	$10,730	$15,272	$21,664	$8,048

Basic earnings (loss) per share	$0.15	$0.32	$(0.51)	$0.66	$0.22
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (14)	0.13	—	1.11	0.14	0.31
(Less): after tax impact of non-routine items in noninterest income	—	—	(0.14)	(0.15)	(0.29)
Total core basic earnings per common share	$0.28	$0.32	$0.46	$0.65	$0.24

Diluted earnings (loss) per share (15)	$0.15	$0.31	$(0.51)	$0.66	$0.22
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (14)	0.13	—	1.11	0.14	0.31
(Less): after tax impact of non-routine items in noninterest income	—	0.01	(0.14)	(0.16)	(0.29)
Total core diluted earnings per common share	$0.28	$0.32	$0.46	$0.64	$0.24

Net income (loss) / Average total assets (ROA)	0.21%	0.44%	(0.71)%	0.92%	0.31%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (14)	0.17%	—%	1.55%	0.20%	0.45%
Plus (less): after tax impact of non-routine items in noninterest income	—%	—%	(0.20)%	(0.21)%	(0.42)%
Core net income / Average total assets (Core ROA)	0.38%	0.44%	0.64%	0.91%	0.34%

Net income (loss) / Average stockholders' equity (ROE)	2.68%	5.69%	(9.22)%	11.93%	3.92%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (14)	2.36%	—%	19.96%	2.60%	5.68%
Plus (less): after tax impact of non-routine items in noninterest income	(0.01)%	0.09%	(2.51)%	(2.84)%	(5.28)%
Core net income / Average stockholders' equity (Core ROE)	5.03%	5.78%	8.23%	11.69%	4.32%

Efficiency ratio	74.21%	72.03%	108.30%	64.10%	65.61%
(Less): impact of non-routine items in noninterest expense	(5.63)%	—%	(42.54)%	(6.27)%	(12.11)%
(Less) plus: impact of non-routine items in noninterest income	0.02%	(0.16)%	3.91%	4.25%	6.79%
Core efficiency ratio	68.60%	71.87%	69.67%	62.08%	60.29%

	Three Months Ended,
(in thousands, except percentages, share data and per share amounts)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Stockholders' equity	$734,342	$738,085	$736,068	$719,787	$720,956
Less: goodwill and other intangibles (16)	(24,581)	(24,935)	(25,029)	(26,818)	(24,124)
Tangible common stockholders' equity	$709,761	$713,150	$711,039	$692,969	$696,832
Total assets	9,747,738	9,817,772	9,716,327	9,345,700	9,519,526
Less: goodwill and other intangibles (16)	(24,581)	(24,935)	(25,029)	(26,818)	(24,124)
Tangible assets	$9,723,157	$9,792,837	$9,691,298	$9,318,882	$9,495,402
Common shares outstanding	33,562,756	33,709,395	33,603,242	33,583,621	33,736,159
Tangible common equity ratio	7.30%	7.28%	7.34%	7.44%	7.34%
Stockholders' book value per common share	$21.88	$21.90	$21.90	$21.43	$21.37
Tangible stockholders' equity book value per common share	$21.15	$21.16	$21.16	$20.63	$20.66

Tangible common stockholders' equity	$709,761	$713,150	$711,039	$692,969	$696,832
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (17)	(20,304)	(18,729)	(16,197)	(26,138)	(18,503)
Tangible common stockholders' equity, adjusted for net unrealized accumulated losses on debt securities held to maturity	$689,457	$694,421	$694,842	$666,831	$678,329
Tangible assets	$9,723,157	$9,792,837	$9,691,298	$9,318,882	$9,495,402
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (17)	(20,304)	(18,729)	(16,197)	(26,138)	(18,503)
Tangible assets, adjusted for net unrealized accumulated losses on debt securities held to maturity	$9,702,853	$9,774,108	$9,675,101	$9,292,744	$9,476,899
Common shares outstanding	33,562,756	33,709,395	33,603,242	33,583,621	33,736,159

Tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity	7.11%	7.10%	7.18%	7.18%	7.16%
Tangible stockholders' book value per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity	$20.54	$20.60	$20.68	$19.86	$20.11

____________
(1)     In the second and first quarter of 2024 and in the fourth and third quarter of 2023, includes $17.7 million, $12.4 million, $12.0 million and $7.4 million of provision for credit losses on loans, respectively. Provision for unfunded commitments (contingencies) in the second quarter of 2024, and in the fourth and third quarter of 2023, were $1.5 million, $0.5 million and $0.6 million, respectively, while there was none in the first quarter of 2024. For all other periods shown, includes provision for credit losses on loans. There was no provision for credit losses on unfunded commitments in the second quarter of 2023.
(2) In the fourth quarter of 2023, the Company completed a restructuring of its bank-owned life insurance (“BOLI”) program. This was executed through a combination of a 1035 exchange and a surrender and reinvestment into higher-yielding general account with a new investment grade insurance carrier. This transaction allowed for higher team member participation through an enhanced split-dollar plan. Estimated improved yields resulting from the enhancement have an earn-back period of approximately 2 years. In the fourth quarter of 2023, we recorded total additional expenses and charges of $4.6 million in connection with this transaction, including: (i) a reduction of $0.7 million to the cash surrender value of BOLI; (ii) transaction costs of $1.1 million, and (iii) income tax expense of $2.8 million.
(3)     Expenses incurred for actions designed to implement the Company’s business strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(4) Staff reduction costs consist of severance expenses related to organizational rationalization.
(5) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(6) In the three months ended December 31, 2023, includes an aggregate of $1.6 million of nonrecurrent expenses in connection with the engagement of FIS and, to a lesser extent, software expenses related to legacy applications running in parallel to new core banking applications. There were no significant nonrecurrent expenses in connection with engagement of FIS in the three months ended June 30, 2024, March 31, 2024 and September 30, 2023. In the three months ended June 30, 2023, includes expenses of $2.0 million in connection with the engagement of FIS.
(7) Includes expenses in connection with the disposition of fixed assets due to the write off of in-development software in the three months ended June 30, 2023.

(8) In the three months ended September 30, 2023, consists of expenses in connection with the closure of a branch in Houston, Texas in 2023. In addition, in the three months ended June 30, 2023 includes $0.9 million of accelerated amortization of leasehold improvements and $0.6 million of right-of-use, or ROU asset impairment, associated with the closure of a branch in Miami, FL in 2023.
(9) In the three months ended December 31, 2023, includes (i) fair value adjustment of $35.5 million related to an aggregate of $401 million in Houston-based CRE loans held for sale which are carried at the lower of cost or fair value, and (ii) a loss on sale of $2.0 million related to a New York-based CRE loan previously carried at the lower of cost or fair value. In the three months ended September 30, 2023, includes a fair value adjustment of $5.6 million related to a New York-based CRE loan held for sale carried at the lower of cost or fair value.
(10) In the three months ended June 30, 2023, amount represents the loss on sale of repossessed assets in connection with our equipment-financing activities.
(11) In the three months ended June 30, 2024, amounts shown are in connection with the Houston Transaction.
(12) Related to Houston branches and included as part of occupancy and equipment expenses. See Exhibit 5 for additional information.
(13) In the three months ended March 31, 2024, amounts were calculated based upon the effective tax rate for the period of 21.51%. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(14) In the three months ended December 31, 2023, per share amounts and percentages were calculated using the after-tax impact of non-routine items in noninterest expense of $34.2 million and BOLI tax impact of $2.8 million in the same period. In all other periods shown, per share amounts and percentages were calculated using the after tax impact of non-routine items in noninterest expense.
(15) See 2023 Form 10-K for more information on potential dilutive instruments and its impact on diluted earnings per share computation.
(16) At June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023, other intangible assets primarily consist of naming rights of $2.3 million, $2.4 million, $2.5 million and $2.7 million, respectively, and mortgage servicing rights (“MSRs”) of $1.5 million, $1.4 million, $1.4 million and $1.3 million, respectively. At June 30, 2023 and March 31, 2023, other intangible assets primarily consist of MSRs of $1.3 million and $1.4 million, respectively. Other intangible assets are included in other assets in the Company’s consolidated balance sheets.
(17) As of June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, amounts were calculated based upon the fair value on debt securities held to maturity, and assuming a tax rate of 25.38%, 25.40%, 25.36%, 25.51%, 25.46% and 25.53%, respectively.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,049,109	$124,117	7.08%	$6,995,974	$122,705	7.05%	$7,068,034	$119,570	6.79%
Debt securities available for sale (3) (4)	1,267,828	14,104	4.47%	1,239,762	13,186	4.28%	1,041,039	10,397	4.01%
Debt securities held to maturity (5)	221,106	1,878	3.42%	224,877	1,967	3.52%	236,297	1,976	3.35%
Debt securities held for trading	—	—	—%	—	—	—%	262	3	4.59%
Equity securities with readily determinable fair value not held for trading	2,466	13	2.12%	2,477	55	8.93%	27	—	—%
Federal Reserve Bank and FHLB stock	54,664	955	7.03%	50,180	883	7.08%	52,917	857	6.50%
Deposits with banks	364,466	5,260	5.80%	422,841	5,751	5.47%	379,123	5,694	6.02%
Other short-term investments	6,399	82	5.15%	5,932	78	5.29%	—	—	—%
Total interest-earning assets	8,966,038	146,409	6.57%	8,942,043	144,625	6.50%	8,777,699	138,497	6.33%
Total non-interest-earning assets (6)	763,628			812,523			710,404
Total assets	$9,729,666			$9,754,566			$9,488,103

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing DDA	$2,408,979	$16,779	2.80%	$2,445,362	$17,736	2.92%	$2,641,746	$16,678	2.53%
Money market	1,411,287	14,973	4.27%	1,431,949	14,833	4.17%	1,169,047	9,401	3.23%
Savings	253,625	26	0.04%	262,528	28	0.04%	287,493	36	0.05%
Total checking and saving accounts	4,073,891	31,778	3.14%	4,139,839	32,597	3.17%	4,098,286	26,115	2.56%
Time deposits	2,258,973	25,971	4.62%	2,290,587	26,124	4.59%	2,045,747	18,528	3.63%
Total deposits	6,332,864	57,749	3.67%	6,430,426	58,721	3.67%	6,144,033	44,643	2.91%
Securities sold under agreements to repurchase	124	2	6.49%	—	—	—%	60	1	6.68%
Advances from the FHLB (7)	737,658	6,946	3.79%	644,753	5,578	3.48%	828,301	7,621	3.69%
Senior notes	59,646	941	6.35%	59,567	943	6.37%	59,330	941	6.36%
Subordinated notes	29,519	361	4.92%	29,476	361	4.93%	29,348	362	4.95%
Junior subordinated debentures	64,178	1,055	6.61%	64,178	1,054	6.61%	64,178	1,052	6.57%
Total interest-bearing liabilities	7,223,989	67,054	3.73%	7,228,400	66,657	3.71%	7,125,250	54,620	3.07%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,452,921			1,435,226			1,332,189
Accounts payable, accrued liabilities and other liabilities	309,298			344,197			283,653
Total non-interest-bearing liabilities	1,762,219			1,779,423			1,615,842
Total liabilities	8,986,208			9,007,823			8,741,092
Stockholders’ equity	743,458			746,743			747,011
Total liabilities and stockholders' equity	$9,729,666			$9,754,566			$9,488,103
Excess of average interest-earning assets over average interest-bearing liabilities	$1,742,049			$1,713,643			$1,652,449
Net interest income		$79,355			$77,968			$83,877
Net interest rate spread			2.84%			2.79%			3.26%
Net interest margin (7)			3.56%			3.51%			3.83%
Cost of total deposits (7)			2.98%			3.00%			2.40%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.11%			123.71%			123.19%
Average non-performing loans/ Average total loans	0.60%			0.46%			0.54%

	Six Months Ended
	June 30, 2024			June 30, 2023
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,018,015	$246,822	7.07%	$6,985,153	$228,071	6.58%
Debt securities available for sale (3) (4)	1,253,795	27,290	4.38%	1,049,886	20,568	3.95%
Debt securities held to maturity (5)	222,992	3,845	3.47%	238,450	4,088	3.46%
Debt securities held for trading	—	—	—%	141	4	5.72%
Equity securities with readily determinable fair value not held for trading	2,472	68	5.53%	2,443	—	—%
Federal Reserve Bank and FHLB stock	52,422	1,838	7.05%	55,346	1,872	6.82%
Deposits with banks	393,654	11,011	5.63%	341,168	9,024	5.33%
Other short-term investments	6,165	160	5.22%	—	—	—%
Total interest-earning assets	8,949,515	291,034	6.54%	8,672,587	263,627	6.13%
Total non-interest-earning assets (6)	792,602			725,675
Total assets	$9,742,117			$9,398,262
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing DDA	$2,427,170	$34,515	2.86%	$2,493,009	$29,533	2.39%
Money market	1,421,618	29,807	4.22%	1,250,801	17,281	2.79%
Savings	258,077	53	0.04%	293,464	83	0.06%
Total checking and saving accounts	4,106,865	64,375	3.15%	4,037,274	46,897	2.34%
Time deposits	2,274,780	52,095	4.61%	1,907,443	31,362	3.32%
Total deposits	6,381,645	116,470	3.67%	5,944,717	78,259	2.65%
Securities sold under agreements to repurchase	62	2	6.49%	30	1	6.72%
Advances from the FHLB (7)	691,206	12,524	3.64%	893,484	14,384	3.25%
Senior notes	59,606	1,883	6.35%	59,290	1,883	6.40%
Subordinated notes	29,497	723	4.93%	29,327	723	4.97%
Junior subordinated debentures	64,178	2,109	6.61%	64,178	2,167	6.81%
Total interest-bearing liabilities	7,226,194	133,711	3.72%	6,991,026	97,417	2.81%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,444,073			1,354,951
Accounts payable, accrued liabilities and other liabilities	326,809			310,716
Total non-interest-bearing liabilities	1,770,882			1,665,667
Total liabilities	8,997,076			8,656,693
Stockholders’ equity	745,041			741,569
Total liabilities and stockholders' equity	$9,742,117			$9,398,262
Excess of average interest-earning assets over average interest-bearing liabilities	$1,723,321			$1,681,561
Net interest income		$157,323			$166,210
Net interest rate spread			2.82%			3.32%
Net interest margin (7)			3.54%			3.86%
Cost of total deposits (7)			2.99%			2.16%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.85%			124.05%
Average non-performing loans/ Average total loans	0.61%			0.50%
___________
(1)    Includes loans held for investment net of the allowance for credit losses, and loans held for sale. The average balance of the allowance for credit losses was $95.6  million, $92.3 million, and $84.6 million in the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and $94.0 million and $83.0 million, in the six months ended June 30, 2024 and June 30, 2023, respectively. The average balance of total loans held for sale was $191.7 million, $180.5 million and $85.1 million in the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and $90.0 million, and $75.8 million in the six months period ended June 30, 2024 and June 30, 2023, respectively.
(2) Includes average non-performing loans of $52.7 million, $32.6 million and $38.5 million for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and $42.7 million and $35.2 million in the six months ended June 30, 2024 and June 30, 2023, respectively.
(3)    Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average net unrealized losses of $115.8 million, $101.5 million and $106.7 million in the three months ended

June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and average net unrealized net losses of $108.6 million and $105.8 million in the six months ended June 30, 2024 and June 30, 2023, respectively.
(4)    Includes nontaxable securities with average balances of $18.8 million, $18.3 million and $19.5 million for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and$18.8 million and $19.4 million, in the six months ended June 30, 2024 and June 30, 2023, respectively. The tax equivalent yield for these nontaxable securities was 4.47%, 4.68%, 4.53% for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and 4.51% and 4.59% in the six months ended June 30, 2024 and June 30, 2023, respectively. In 2024 and 2023, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $47.8 million, $48.5 million and $50.1 million for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and $48.1 million and $50.4 million in the six months ended June 30, 2024 and June 30, 2023, respectively. The tax equivalent yield for these nontaxable securities was 4.23%, 4.25% and 4.16% for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and 4.24% and 4.18% in the six months ended June 30, 2024 and June 30, 2023, respectively. In 2024 and 2023, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6)    Excludes the allowance for credit losses.
(7) See Glossary of Terms and Definitions for definitions of financial terms.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Six Months Ended June 30,
	June 30, 2024		March 31, 2024		June 30, 2023		2024		2023
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$5,281	27.2%	$4,325	29.9%	$4,944	18.6%	$9,606	28.3%	$9,899	21.5%
Brokerage, advisory and fiduciary activities	4,538	23.4%	4,327	29.9%	4,256	16.0%	8,865	26.1%	8,438	18.4%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	2,242	11.5%	2,342	16.2%	1,429	5.4%	4,584	13.5%	2,841	6.2%
Cards and trade finance servicing fees	1,331	6.9%	1,223	8.4%	562	2.1%	2,554	7.5%	1,095	2.4%
Gain on early extinguishment of FHLB advances, net	189	1.0%	—	—%	13,440	50.5%	189	0.6%	26,613	57.9%
Securities (losses) gains, net (2)	(117)	(0.6)%	(54)	(0.4)%	(1,237)	(4.7)%	(171)	(0.5)%	(10,968)	(23.9)%
Loan-level derivative income (3)	2,357	12.1%	466	3.2%	476	1.8%	2,823	8.3%	2,547	5.5%
Derivative (losses) gains, net (4)	(44)	(0.2)%	(152)	(1.1)%	242	0.9%	(196)	(0.6)%	256	0.6%
Other noninterest income (5)	3,643	18.7%	2,011	13.9%	2,507	9.4%	5,654	16.8%	5,241	11.4%
Total noninterest income	$19,420	100.0%	$14,488	100.0%	$26,619	100.0%	$33,908	100.0%	$45,962	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes net loss of $0.1 million in each of the three and six month periods ended June 30, 2024, and $1.2 million and $10.8 million in the three and six month periods ended June 30, 2023 ,respectively, in connection with the sale of debt securities available for sale. There were no sales of debt securities available for sale in the three months ended March 31, 2024. In addition, includes unrealized losses of $0.1 million in the three months ended March 31, 2024 and in the six months ended June 30, 2024, related to the change in fair value of equity securities with readily available fair value not held for trading which are recorded in results of the period. There were no significant unrealized losses related to equity securities with readily available fair value not held for trading in the three months ended June 30, 2024 and in the three and six month periods ended June 30, 2023.
(3) Income from interest rate swaps and other derivative transactions with customers. The Company incurs expenses related to derivative transactions with customers which are included as part of noninterest expenses under loan-level derivative expense. See Exhibit 5 for more details.
(4) Net unrealized gains and losses related to uncovered interest rate caps with clients.
(5)    Includes mortgage banking income of $1.9 million, $1.1 million and $1.6 million in the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and $3.0 million and $3.4 million in the six months ended June 30, 2024 and June 30, 2023, respectively, primarily consisting of net gains on sale, valuation and derivative transactions associated with mortgage loans held for sale activity, and other smaller sources of income related to the operations of Amerant Mortgage. In addition, includes $0.5 million BOLI death benefits received in the three and six months ended June 30, 2024. Other sources of income in the periods shown include foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense

This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Six Months Ended June 30,
	June 30, 2024		March 31, 2024		June 30, 2023		2024		2023
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$33,857	46.2%	$32,958	49.5%	$34,247	47.2%	$66,815	47.8%	$69,123	50.4%
Occupancy and equipment (2)	9,041	12.3%	6,476	9.7%	6,737	9.3%	15,517	11.1%	13,535	9.9%
Professional and other services fees (3)	12,110	16.5%	10,963	16.5%	7,415	10.2%	23,073	16.5%	15,043	11.0%
Loan-level derivative expense (4)	580	0.8%	4	—%	110	0.2%	584	0.4%	1,710	1.3%
Telecommunications and data processing (5)	2,732	3.7%	3,533	5.3%	5,027	6.9%	6,265	4.5%	8,091	5.9%
Depreciation and amortization (6)	1,652	2.3%	1,477	2.2%	2,275	3.1%	3,129	2.2%	3,567	2.6%
FDIC assessments and insurance	2,772	3.8%	3,008	4.5%	2,739	3.8%	5,780	4.1%	5,476	4.0%
Losses on loans held for sale carried at the lower cost or fair value (7)	1,258	1.7%	—	—%	—	—%	1,258	0.9%	—	—%
Advertising expenses	4,243	5.8%	3,078	4.6%	4,332	6.0%	7,321	5.2%	6,918	5.0%
Other real estate owned and repossessed assets (income) expense, net (8)(9)	(148)	(0.2)%	(354)	(0.5)%	2,431	3.4%	(502)	(0.4)%	2,431	1.8%
Contract termination costs (9)(10)	—	—%	—	—%	1,550	2.1%	—	—%	1,550	1.1%
Other operating expenses (11)	5,205	7.1%	5,451	8.2%	5,637	7.8%	10,656	7.7%	9,789	7.0%
Total noninterest expense (12)	$73,302	100.0%	$66,594	100.0%	$72,500	100.0%	$139,896	100.0%	$137,233	100.0%

___
(1) Includes staff reduction costs of $2.2 million and $2.4 million in the three and six months ended June 30, 2023, respectively, which consist of severance expenses primarily related to organizational rationalization.
(2) In each of the three and six month periods ended June 30, 2024, includes fixed assets impairment charge of $3.4 million in connection with the Houston Transaction. In each of the three and six month periods ended June 30, 2023, includes $0.6 million related to ROU asset impairment in connection with the closure of branch in Miami, Florida in 2023.
(3) Includes $0.3 million in legal expenses in connection with the Houston Transaction in the three and six month periods ended June 30, 2024. Additionally, includes additional non-routine expenses of $2.0 million and $4.6 million in the three months and six months ended June 30, 2023, respectively, related to the engagement of FIS. Lastly, includes recurring service fees in connection with the engagement of FIS in the three months ended March 31, 2024 and June 30, 2024 and in the six months ended June 30, 2024.
(4) Includes services fees in connection with our loan-level derivative income generation activities.
(5) Includes a charge of $1.4 million in each of the three and six month periods ended June 30, 2023 related to the disposition of fixed assets due to the write off of in-development software.
(6) Includes a charge of $0.9 million in each of the three and six month periods ended June 30, 2023 for the accelerated depreciation of leasehold improvements in connection with the closure of a branch in Miami, Florida in 2023.
(7) In each of the three and six month periods ended, amounts shown are in connection with the Houston Transaction
(8) Includes OREO rental income of $0.4 million in the three months ended March 31, 2024, as well as in the three and six month periods ended June 30, 2023. In addition, in each of the three and six month periods ended June 30, 2023, includes a loss on sale of repossessed assets in connection with our equipment-financing activities of $2.6 million.
(9) Beginning in the three months ended June 30, 2023, OREO and repossessed assets expense is presented separately in the Company’s consolidated statement of operations and comprehensive (loss) income.
(10) Contract termination and related costs associated with third party vendors resulting from the Company’s transition to our new technology provider.
(11) In each of the three and six month periods ended June 30, 2024, includes broker fees of $0.3 million in connection with the Houston Transaction. Additionally, in each of the three and six month periods ended June 30, 2023, includes an impairment charge of $2.0 million related to an investment carried at cost and included in other assets. In all of the periods shown, includes mortgage loan origination and servicing expenses, charitable contributions, community engagement, postage and courier expenses, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan and other small expenses.
(12) Includes $3.8 million, $3.1 million and $4.0 million in the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively, and $6.9 million and $7.9 million in the six months ended June 30, 2024 and June 30, 2023, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Assets			(audited)
Cash and due from banks	$32,762	$41,231	$47,234	$48,145	$45,184
Interest earning deposits with banks	238,346	577,843	242,709	202,946	365,673
Restricted cash	32,430	33,897	25,849	51,837	34,204
Other short-term investments	6,781	6,700	6,080	6,024	—
Cash and cash equivalents	310,319	659,671	321,872	308,952	445,061
Securities
Debt securities available for sale, at fair value	1,269,356	1,298,073	1,217,502	1,033,797	1,027,676
Debt securities held to maturity, at amortized cost (1)	219,613	224,014	226,645	230,254	234,369
Trading securities	—	—	—	—	298
Equity securities with readily determinable fair value not held for trading	2,483	2,480	2,534	2,438	2,500
Federal Reserve Bank and Federal Home Loan Bank stock	56,412	54,001	50,294	47,878	50,460
Securities	1,547,864	1,578,568	1,496,975	1,314,367	1,315,303
Loans held for sale, at the lower of cost or fair value (2)	551,828	—	365,219	43,257	—
Mortgage loans held for sale, at fair value	60,122	48,908	26,200	25,952	49,942
Loans held for investment, gross	6,710,961	6,957,475	6,873,493	7,073,387	7,167,016
Less: Allowance for credit losses	94,400	96,050	95,504	98,773	105,956
Loans held for investment, net	6,616,561	6,861,425	6,777,989	6,974,614	7,061,060
Bank owned life insurance	238,851	237,314	234,972	232,736	231,253
Premises and equipment, net	33,382	44,877	43,603	43,004	43,714
Deferred tax assets, net	48,779	48,302	55,635	63,501	56,779
Operating lease right-of-use assets	100,580	117,171	118,484	116,763	116,161
Goodwill	19,193	19,193	19,193	20,525	20,525
Accrued interest receivable and other assets (3)(4)	220,259	202,343	256,185	202,029	179,728
Total assets	$9,747,738	$9,817,772	$9,716,327	$9,345,700	$9,519,526
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,465,140	$1,397,331	$1,426,919	$1,370,157	$1,293,522
Interest bearing	2,316,976	2,619,115	2,560,629	2,416,797	2,773,120
Savings and money market	1,723,233	1,616,719	1,610,218	1,457,080	1,431,375
Time	2,310,662	2,245,078	2,297,097	2,302,878	2,081,554
Total deposits	7,816,011	7,878,243	7,894,863	7,546,912	7,579,571
Advances from the Federal Home Loan Bank	765,000	715,000	645,000	595,000	770,000
Senior notes	59,685	59,605	59,526	59,447	59,368
Subordinated notes	29,539	29,497	29,454	29,412	29,369
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease liabilities (5)	105,861	122,267	123,167	120,665	119,921
Accounts payable, accrued liabilities and other liabilities (6)	173,122	210,897	164,071	210,299	176,163
Total liabilities	9,013,396	9,079,687	8,980,259	8,625,913	8,798,570

Stockholders’ equity
Class A common stock	3,357	3,373	3,361	3,359	3,374
Additional paid in capital	189,601	192,237	192,701	194,103	195,275
Retained earnings	620,299	618,359	610,802	630,933	611,829
Accumulated other comprehensive loss	(78,915)	(75,884)	(70,796)	(105,634)	(86,926)
Total stockholders' equity before noncontrolling interest	734,342	738,085	736,068	722,761	723,552
Noncontrolling interest	—	—	—	(2,974)	(2,596)
Total stockholders' equity	734,342	738,085	736,068	719,787	720,956
Total liabilities and stockholders' equity	$9,747,738	$9,817,772	$9,716,327	$9,345,700	$9,519,526

__________
(1) Estimated fair value of $192,403, $198,909, $204,945, $195,165 and $209,546 at June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023, respectively.
(2) As of June 30, 2024, includes loans held for sale and a valuation allowance of $1.3 million, in connection with the Houston Transaction. As of December 31, 2023 and September 30, 2023, includes a valuation allowance of $35.5 million and $5.6 million as a result of fair value adjustment.
(3) As of June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023, includes derivative assets with a total fair value of $64.0 million, $64.7 million, $59.9 million, $87.1 million and $75.8 million, respectively. As of December 31, 2023, includes a receivable from insurance carrier for $62.5 million in connection with the restructuring of the Company’s BOLI in the fourth quarter of 2023, which were collected in the first quarter of 2024.
(4) Includes other assets for sale of $22.8 million in connection with the Houston Transaction.
(5) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(6) As of June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023, includes derivatives liabilities with a total fair value of $62.9 million, $63.8 million, $59.4 million, $85.6 million and $74.5 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Real estate loans			(audited)
Commercial real estate
Non-owner occupied	$1,714,088	$1,672,470	$1,616,200	$1,593,571	$1,645,224
Multi-family residential	359,257	349,917	407,214	771,654	764,712
Land development and construction loans	343,472	333,198	300,378	301,938	314,010
	2,416,817	2,355,585	2,323,792	2,667,163	2,723,946
Single-family residential	1,446,569	1,490,711	1,466,608	1,371,194	1,285,857
Owner occupied	981,405	1,193,909	1,175,331	1,129,921	1,063,240
	4,844,791	5,040,205	4,965,731	5,168,278	5,073,043
Commercial loans	1,521,533	1,550,140	1,503,187	1,452,759	1,577,209
Loans to financial institutions and acceptances	48,287	29,490	13,375	13,353	13,332
Consumer loans and overdrafts (1)	296,350	337,640	391,200	438,997	503,432
Total loans	$6,710,961	$6,957,475	$6,873,493	$7,073,387	$7,167,016

__________________

(1) As of June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023 includes $131.9 million, $163.3 million, $210.9 million, $254.7 million and $312.3 million, respectively, in consumer loans purchased under indirect lending programs.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Loans held for sale at the lower of cost or fair value			(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$112,002	$—	$—	$43,256	$—
Multi-family residential	918	—	309,612	—	—
Land development and construction loans	29,923	—	55,607	—	—
	142,843	—	365,219	43,256	—
Single-family residential	88,507	—	—	—	—
Owner occupied	220,718	—	—	—	—
	452,068	—	365,219	43,256	—
Commercial loans	90,353	—	—	—	—
Consumer loans	9,407	—	—	—	—
Total loans held for sale at the lower of cost or fair value (1)	551,828	—	365,219	43,256	—

Mortgage loans held for sale at fair value
Land development and construction loans (2)	7,776	26,058	12,778	6,931	3,726
Single-family residential (3)	52,346	22,850	13,422	19,022	46,216
Total mortgage loans held for sale at fair value (4)	60,122	48,908	26,200	25,953	49,942
Total loans held for sale (5)	$611,950	$48,908	$391,419	$69,209	$49,942
__________________
(1) In the second quarter of 2024, the Company transferred an aggregate of $551.8 million in connection with the Houston Transaction. The Company recorded a valuation allowance of $1.3 million as a result of the transfer in the same period. In the fourth quarter of 2023, the Company transferred an aggregate of $401 million in Houston-based CRE loans held for investment to the loans held for sale category, and recognized a valuation allowance of $35.5 million as a result of the fair value adjustment of these loans. The Company subsequently sold these loans in the first quarter of 2024 and there was no material impact to the Company’s results of operations as a result of this transaction. In the third quarter of 2023, the Company transferred a New York-based CRE loan held for investment to the loans held for sale category, and recognized a valuation allowance of $5.6 million as a result of the fair value adjustment of this loan. In the fourth quarter of 2023, the Company sold this loan and there was no material impact to the Company’s results of operations as a result of this transaction.
(2) In the second quarter of 2023, the Company transferred approximately $13 million in land development and construction loans held for sale to the loans held for investment category.
(3) In the fourth, third and second quarters of 2023, the Company transferred approximately $17 million, $17 million and $28 million, respectively, in single-family residential loans held for sale to the loans held for investment category. In the first quarter of 2024, there were no significant transfers of single-family residential loans from the loans held for sale to the loans held for investment category.
(4) Loans held for sale in connection with Amerant Mortgage’s ongoing business.
(5) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans, other real estate owned, or OREO, and other repossessed assets at the dates presented. Non-performing loans consist of (i) nonaccrual loans, and (ii) accruing loans 90 days or more contractually past due as to interest or principal.

(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023		June 30, 2023
Non-Accrual Loans			(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$—	$—	$—		$1,696
Multi-family residential	6	—	8	23,344		24,306
	6	—	8	23,344		26,002
Single-family residential	3,726	4,400	2,459	2,533		1,681
Owner occupied	26,309	1,958	3,822	2,100		6,890
	30,041	6,358	6,289	27,977		34,573
Commercial loans	67,005	21,833	21,949	4,713		12,241
Consumer loans and overdrafts	4	45	38	1		1
Total Non-Accrual Loans (1)	$97,050	$28,236	$28,276	$32,691		$46,815

Past Due Accruing Loans(2)
Real Estate Loans
Owner occupied	769	—	—	—		—
Single-family residential	2,656	1,149	5,218	—		302
Commercial	—	918	857	504	—	—
Consumer loans and overdrafts	477	—	49	—		78
Total Past Due Accruing Loans	$3,902	$2,067	$6,124	$504		$380
Total Non-Performing Loans	100,952	30,303	34,400	33,195		47,195
Other Real Estate Owned	20,181	20,181	20,181	20,181		20,181
Total Non-Performing Assets	$121,133	$50,484	$54,581	$53,376		$67,376

__________________

(1)    See March 31, 2024 Form 10-Q and 2023 Form 10-K for more information about the activity of non-accrual loans in the first quarter of 2024 and all periods in 2023.
(2)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. The Company has not purchased credit-impaired loans.

	June 30, 2024				March 31, 2024				June 30, 2023

(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$33,979	$—	$—	$33,979	$—	$—	$—	$—	$8,301	$1,753	$—	$10,054
Multi-family residential	—	6	—	6	—	6	—	6	—	24,306	—	24,306
Land development and construction loans	—	—	—	—	—	—	—	—	6,497	—	—	6,497
	33,979	6	—	33,985	—	6	—	6	14,798	26,059	—	40,857
Single-family residential	—	3,684	—	3,684	—	3,715	—	3,715	—	2,154	—	2,154
Owner occupied	35,642	26,381	—	62,023	40,666	2,023	—	42,689	2,236	6,972	—	9,208
	69,621	30,071	—	99,692	40,666	5,744	—	46,410	17,034	35,185	—	52,219
Commercial loans	25,671	67,836	—	93,507	63,172	22,800	—	85,972	13,029	13,312	3	26,344
Consumer loans and overdrafts	—	—	—	—	—	36	—	36	—	70	—	70
Totals	$95,292	$97,907	$—	$193,199	$103,838	$28,580	$—	$132,418	$30,063	$48,567	$3	$78,633

__________
(1) There were no loans categorized as “loss” as of the dates presented.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
			(audited)
Domestic	$5,281,946	$5,288,702	$5,430,059	$5,067,937	$5,113,604
Foreign:
Venezuela	1,918,134	1,988,470	1,870,979	1,892,453	1,912,994
Others	615,931	601,071	593,825	586,522	552,973
Total foreign	2,534,065	2,589,541	2,464,804	2,478,975	2,465,967
Total deposits	$7,816,011	$7,878,243	$7,894,863	$7,546,912	$7,579,571

Glossary of Terms and Definitions
•Total gross loans: include loans held for investment net of unamortized deferred loan origination fees and costs, as well as loans held for sale.
•Core deposits: consist of total deposits excluding all time deposits.
•Assets under management and custody: consists of assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
•Net interest margin, or NIM: defined as net interest income, or NII, divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
•ROA and Core ROA are calculated based upon the average daily balance of total assets.
•ROE and Core ROE are calculated based upon the average daily balance of stockholders’ equity.
•Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
•Total capital ratio: total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
•Tier 1 capital ratio: Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
•Tier 1 leverage ratio: Tier 1 capital divided by quarter to date average assets.
•Common equity tier 1 capital ratio, CET1: Tier 1 capital divided by total risk-weighted assets.
•Tangible common equity ratio: calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets primarily consist of naming rights and mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
•Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity: calculated in the same manner described in tangible common equity but also includes unrealized losses on debt securities held to maturity in the balance of common equity and total assets.
•Loans to Deposits ratio: calculated as the ratio of total loans gross divided by total deposits.
•Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure, and other repossessed assets.
•Non-performing loans include all accruing loans past due by 90 days or more and all nonaccrual loans
•Ratio for net charge-offs/average total loans held for investments: calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses.
•Other operating expenses: total noninterest expense less salary and employee benefits.
•Efficiency ratio: total noninterest expense divided by the sum of noninterest income and NII.
•The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
•Cost of total deposits: calculated based upon the average balance of total noninterest bearing and interest bearing deposits, which includes time deposits.